Exhibit 99.1

Contact: Beth Sanders

Executive Vice President & CFO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail:bsanders@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES YEAR-END CAPITAL INFORMATION

Redlands, California—1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank (the “Bank”), today announced that as of December 31, 2008, the ratio of the Bank’s Tier 1 capital to total average assets was approximately 1.19%. The Bank’s Board of Directors made this determination on January 16, 2009, after consultation with the Bank’s senior management, accountants and such other advisors as it deemed appropriate. The Bank is now deemed to be “critically undercapitalized” under applicable regulatory definitions, and unless a substantial capital infusion or sale can be accomplished in the very near future, it will not be able to continue as a going concern. No investment or sale proposal is presently under consideration that would likely lead to the successful recapitalization of the Bank.

Under the Transaction Account Guarantee Program the FDIC provides full coverage for non-interest bearing transaction deposit accounts which applies to all personal and business checking deposit accounts and attorney client trust accounts through December 31, 2009. It also includes NOW accounts earning interest rates of 50 basis points or less. This coverage is in addition to and separate from the coverage available under the FDIC’s general deposit insurance rules which was raised to $250,000 per depositor per insured institution through December 31, 2009.

Preliminary earnings results for the Bank for 2008 reflect a loss for the year of approximately $48 million, compared to earnings of $7.9 million for 2007. For the fourth quarter of 2008, the Bank incurred a loss of approximately $28 million, compared to earnings of $1.7 million for the fourth quarter of 2007. The provision for loan losses in 2008 was $54 million, compared to $2.4 million in 2007. Total nonperforming loans (loans 90 days or more past due and still accruing interest plus non-accrual loans) at December 31, 2008 were approximately $93 million, or 18.2% of total loans, compared to $13.0 million, or 2.48% of total loans at December 31, 2007. The allowance for loan losses at December 31, 2008 was approximately $28 million or 5.6% of total loans, compared to $6.8 million, or 1.31% of total loans at December 31, 2007.

Preliminary earnings results and capital information as of and for the year ended December 31, 2008 are not yet available for the Company. However, inasmuch as the Company is a one bank holding company with the Bank as its principal subsidiary comprising substantially all of the Company’s assets and business, the Company’s Board of Directors has concluded that the Company was also “critically undercapitalized” as of December 31, 2008. Also, as a one bank holding company, the Company’s ability to continue as a going concern is entirely dependent on that of the Bank to do so.

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California; its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California; its Homeowners Association and a full-service branch in Escondido, and full-service branches in Palm Desert, Irwindale and Temecula, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the National and California economies, the Company’s ability to implement its strategy and expand its lending operations, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.